Exhibit 10.1
                         Shoney's Inc.
                       1727 Elm Hill Pike
                      Nashville, TN 37210

December 5, 1995

The Special Committee of the Board
of Directors of TPI Enterprises, Inc.
3950 RCA Boulevard, Suite 5001
Palm Beach Gardens, Florida 33410
Attention: Mr. Edwin B. Spievack

Dear Ed:

     This Letter of Intent will serve to set forth our mutual understandings with respect to the proposed acquisition (the "Acquisition") of all of the issued and outstanding shares of capital stock of TPI Restaurants, Inc., a Tennessee corporation ("TPIR"), TPI Entertainment Corp., a Tennessee corporation ("TPIE"), and TPI Insurance Corp., a Hawaii corporation ("TPII"), which we understand to be substantially all of the assets of TPI Enterprises, Inc., a New Jersey corporation ("TPI"), by a newly formed subsidiary ("Newco") of Shoney's, Inc. ("Shoney's").

     Our intention to consummate the Acquisition is subject to the following terms and conditions:

     1. Structure. The Acquisition will be structured as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, in which Newco will acquire all of the issued and outstanding shares of capital stock of TPIR, TPIE, and TPII from TPI in exchange for an aggregate of 6,456,223 shares (the "Exchange Shares") of Shoney's $1.00 par value common stock ("Shoney's Common Stock"). TPI hereby confirms that the affirmative vote of a majority of the outstanding shares of common stock, $.01 par value per share ("TPI Common Stock"), of TPI will be necessary to approve the Acquisition and that no holder of TPI Common Stock may exercise dissenters' rights with respect to the Acquisition. Shoney's hereby confirms that the affirmative vote of a majority of the outstanding shares of the Shoney's Common Stock will be necessary to approve the Acquisition if the Exchange Shares are equal to or in excess of 20% of the number of shares of Shoney's Common Stock outstanding prior to the Acquisition. Shoney's further confirms that no holder of Shoney's Common Stock may exercise dissenters' rights with respect to the Acquisition.

     2. Acquisition Agreement. The transaction will be effected pursuant to a definitive purchase agreement (the "Acquisition Agreement") among Shoney's, Newco, and TPI. The Acquisition Agreement will contain representations, warranties, covenants, and other terms and conditions customarily contained in such acquisitions. In addition, the Acquisition Agreement will provide for: (i) mutually agreeable disposition of outstanding TPI employee stock options (including provision for any such options that are exercised prior to the Closing) and warrants and the assumption of TPI's convertible debentures (including the elimination of restrictions upon TPI's ability to make distributions to its shareholders), each in accordance with the provisions of the governing instruments; (ii) assignment of TPI's real property and equipment leases and their assumption by one of TPIR, TPIE or TPII; (iii) allocation of certain net operating loss carryforwards ("NOLs") of TPI and TPIR such that, to the extent required, such NOLs may be utilized to offset TPI's gains realized due to the contemplated settlement of certain litigation and the remainder may be utilized by TPIR (or Newco, as successor to the tax characteristics of TPIE) following the Acquisition; and (iv) mutually agreeable allocation of the cash of TPI and its subsidiaries (including the litigation settlement proceeds referred to in (iii)) such that an aggregate of $10 million shall be applied to TPIR bank debt and/or to transaction and other expenses of TPI (with such transaction and other expenses not to exceed $6.1 million in the aggregate) and $7.5 million of such litigation proceeds may be distributed to TPI shareholders.

     3. Target Date for Definitive Agreement. TPI and Shoney's hereby agree to work in good faith to execute a definitive Acquisition Agreement on or before January 15, 1996, or such other date as shall be mutually agreed in writing by TPI and Shoney's (the "Definitive Agreement Date"). If a definitive Acquisition Agreement has not been executed on or before that date, this Letter of Intent may be terminated by written notice from either party to the other.

     4. Closing. The closing of the Acquisition (the "Closing") shall take place on or before April 30, 1996 (the "Closing Date").

     5. Conditions to Closing. Completion of the Acquisition shall be subject to certain conditions, which shall include, without limitation, the completion or satisfaction of the following:

          (a) Due Diligence by Shoney's. Shoney's shall have completed to its satisfaction its due diligence review of TPI's assets and each of TPI's subsidiaries being acquired, and their respective businesses, assets, and liabilities, and TPI shall have furnished to Shoney's and its representatives such information as may reasonably be required for such purpose, including, without limitation, financial statements, accounting books and records, information with respect to litigation and loss contingencies, employee matters, environmental matters, tax and ERISA matters, vendors and customer information, legal and regulatory compliance, licenses, insurance, contracts, and other matters.

          (b) Due Diligence by TPI. TPI shall have completed to its satisfaction its due diligence review of Shoney's and each of Shoney's subsidiaries, and their respective businesses, assets, and liabilities, and Shoney's shall have furnished to TPI and its representatives such information as TPI may reasonably require for such purpose, including, without limitation, financial statements, accounting books and records, information with respect to litigation and loss contingencies, employee matters, environmental matters, tax and ERISA matters, vendors and customer information, legal and regulatory compliance, licenses, insurance, contracts, and other matters.

          (c) Documentation. The negotiation, execution, and delivery of a definitive Acquisition Agreement setting forth the terms and conditions of the proposed Acquisition and containing customary provisions, representations, warranties, and covenants; and the receipt by the parties of such ancillary documents, including opinions of counsel, as shall be reasonably acceptable to the parties and their respective counsel.

          (d) Approvals. The Acquisition shall have been approved by the Shoney's Board of Directors and by Shoney's lenders (including those providing the proposed financing for the Acquisition). In addition, the proposed Acquisition shall have been approved by TPI's Board of Directors and all other necessary corporate action of TPI, including the approval of its shareholders.

          (e) Fairness. Each of Shoney's and TPI shall have received an opinion from their respective financial advisors satisfactory to their respective boards of directors that the Acquisition Consideration is fair to their respective shareholders from a financial point of view.

     6. Maintenance of Business. 6.1 TPI hereby represents and warrants that since September 4, 1995, TPI and TPI's subsidiaries have complied with all of the terms and provisions of Section 6.1 of that certain Letter of Intent dated September 3, 1995 between TPI and Shoney's with respect to a proposed merger of TPI with a subsidiary of Shoney's (the "Prior Letter of Intent"), as if the Prior Letter of Intent had remained in full force and effect. Until the Definitive Agreement Date, TPI and TPI's subsidiaries shall, except with the written consent of Shoney's, (a) continue to operate their respective businesses in the customary and ordinary manner, (b) use their reasonable efforts to preserve their business operations intact, to keep available the services of their present personnel, and to preserve the goodwill and relationships of their suppliers, customers, and others having business relations with TPI or TPI's subsidiaries, as applicable, (c) notify Shoney's in writing of any event involving TPI or a subsidiary thereof which has had or may be reasonably expected to have a material adverse effect on the business or financial condition of TPI or any of TPI's subsidiaries, (d) not sell, encumber, or otherwise dispose of any of their assets except in the ordinary course of their respective businesses, (e) not enter into any employment agreements with any person or amend the terms of any existing employment agreement, (f) not merge, restructure, or reorganize either TPI nor any of its subsidiaries in any manner that shall have the effect of changing any aspect of, or ownership rights in, the TPI Common Stock, including, without limitation, creating appraisal rights or diluting TPI shareholders' interest, or (g) not issue any additional shares of capital stock of any designation or class (except pursuant to the exercise or conversion of options, rights and/or warrants existing on the date hereof or pursuant to the terms of 401(k) or Section 423 stock purchase plans of TPI and its subsidiaries existing on the date hereof).

          6.2 Shoney's hereby represents and warrants that since September 4, 1995, Shoney's and Shoney's subsidiaries have complied with all of the terms and provisions of Section 6.2 of the Prior Letter of Intent as if the Prior Letter of Intent had remained in full force and effect. Until the Definitive Agreement Date, Shoney's and Shoney's subsidiaries shall, except with the written consent of TPI, (a) continue to operate their respective businesses in the customary and ordinary manner (which includes, without limitation, all publicly announced plans to divest certain businesses), (b) notify TPI in writing of any event involving Shoney's or a subsidiary thereof which has had or may be reasonably expected to have a material adverse effect on the business or financial condition of Shoney's or any of Shoney's subsidiaries, or (c) not merge, restructure, or reorganize either Shoney's nor any of its subsidiaries in any manner that shall have the effect of diluting the value of Shoney's
Common Stock.

     7. Exclusivity. Until the Definitive Agreement Date (or such earlier date on which Shoney's ends its active efforts to consummate the proposed Acquisition), neither TPI nor any of its officers, directors, or affiliates shall initiate negotiations nor negotiate directly or indirectly with any other party in respect of any business combination involving TPI or a subsidiary thereof or the sale of any of the assets of TPI or a subsidiary thereof or the sale of a controlling interest in TPI or a subsidiary thereof. Shoney's acknowledges that TPI directors may have a competing fiduciary obligation to the shareholders of TPI under certain circumstances, and nothing in this Letter of Intent is intended to conflict with the exercise of that fiduciary duty.

     8. Confidentiality. Each of TPI and Shoney's hereby reaffirms the terms and provisions of the confidentiality letters each dated July 26, 1995 with respect to the exchange of confidential information between the parties.

     9. Conduct to Consummate. It is the intention of the parties that following execution and delivery of this Letter of Intent, the parties will use all reasonable efforts to satisfy the conditions set forth in Paragraph 5 hereof which are within their respective control and cooperate in the negotiation and preparation of the Acquisition Agreement and other necessary documentation.
Each party shall bear its own expenses with no liability for such expenses to the other party, whether or not the Acquisition Agreement is executed.

     10. Public Announcements. It is the intention of the parties to use reasonable efforts to reach agreement on the wording of any news releases or other public announcements by Shoney's or TPI, or any of their respective affiliates, pertaining to this Letter of Intent, the proposed Acquisition, or the negotiations concerning the proposed Acquisition. In the absence of circumstances requiring otherwise, any such releases or public announcements shall be submitted to the other party for its comment prior to issuance.








     11. Binding and Nonbinding Nature of this Letter. It is understood that this Letter of Intent merely constitutes a statement of the mutual intentions of the parties with respect to the proposed Acquisition, does not contain all matters upon which agreement must be reached in order for the proposed Acquisition to be consummated and, except as respects Paragraphs 6, 7, 8, 9, and 10 above, creates no binding rights in favor of either party. A binding commitment with respect to the proposed Acquisition will result only after execution and delivery of definitive Acquisition Agreement, subject to the terms and conditions contained therein.

          If the foregoing is acceptable to you, please so indicate by signing a copy of this Letter of Intent and returning it to the undersigned. This Letter of Intent will be void unless it is fully executed and returned to Shoney's by 5:00 P.M. (Central Standard Time) on December 6, 1995.


                                Very truly yours,

                                SHONEY'S, INC.

                                By: /s/ W. Craig Barber
                                    -----------------------------
                                    W. Craig Barber
                                    Senior Executive Vice President and
                                    Chief Financial Officer


ACCEPTED AND AGREED TO:

THE SPECIAL COMMITTEE OF THE
BOARD OF DIRECTORS OF
TPI ENTERPRISES, INC.

By: /s/ Edwin B. Spievack
    -----------------------------
     Edwin B. Spievack, a member
     of the Special Committee


Date: December 5, 1995